Exhibit 99-2

CRT PROPERTIES, INC.
225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

CRT PROPERTIES ANNOUNCES TAX TREATMENT OF 2004 DIVIDENDS

BOCA RATON, FLORIDA—January 18, 2005—CRT Properties, Inc. (NYSE: CRO), formerly known as Koger Equity, Inc., today announced the tax treatment of its 2004 dividends paid to shareholders.

For 2004, CRT Properties paid total dividends of $1.40 per share to common shareholders which are characterized as follows:

		Total Dividend per	Taxable Ordinary	Return of
Record Date	Payment Date	Share	Dividend	Capital
12/31/2003	02/05/2004	$0.35	$0.205360	$0.144640
03/31/2004	05/06/2004	0.35	0.205360	0.144640
06/30/2004	08/05/2004	0.35	0.205360	0.144640
09/30/2004	10/31/2004	0.35	0.205360	0.144640

Totals		$1.40	$0.821440	$0.578560

For 2004, CRT Properties paid total dividends of $2.125 per share to preferred shareholders which are characterized as follows:

		Total Dividend per	Taxable Ordinary
Record Date	Payment Date	Share	Dividend
03/01/2004	03/15/2004	$0.53125	$0.53125
06/01/2004	06/15/2004	0.53125	0.53125
09/01/2004	09/15/2004	0.53125	0.53125
12/01/2004	12/15/2004	0.53125	0.53125

Totals		$2.12500	$2.12500

Shareholders should consult with their tax advisor about specific tax treatment of CRT Properties’ 2004 dividends.

About CRT Properties, Inc., formerly known as Koger Equity, Inc.

CRT Properties, Inc. owns or has interests in 137 office buildings, containing 11.7 million rentable square feet, located in more than twenty five suburban and urban office projects in twelve metropolitan areas in the Southeastern United States, Texas and Maryland. For more information about CRT Properties, Inc., visit its website at http://www.crtproperties.com or contact Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945.

CONTACT: CRT Properties, Inc.
Investor Relations
Thomas C. Brockwell, Executive Vice President
1-800-850-2037

Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The forward-looking statements contained in this release, including those that refer to management’s plans and expectations for future operations, prospects and financial condition, are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of CRT Properties, Inc. Among the factors that could affect the Company’s actual results are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; changes in interest rates; future demand for its debt and equity securities; and its ability to complete current and future development projects on schedule and on budget. A more detailed discussion of these and other factors is set forth in the “Risk Factors” section of the Company’s SEC reports and filings, including its Annual Report on Form 10-K for the year ended December 31, 2003. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.